UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[   ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
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1. Name and Address of Reporting Person*

    Palm,                            Gregory             K.
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   (Last)                           (First)             (Middle)
    c/o Goldman, Sachs & Co.
    85 Broad Street
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                                    (Street)

    New York,                        New York             10004
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

    The Goldman Sachs Group, Inc.
    (GS)
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4. Statement for Month/Day/Year

    December 13, 2002
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)

                   Executive Vice President - General Counsel
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7. Individual or Joint/Group Filing (Check Applicable Line)

   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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                              Table I -- Non-Derivative Securities Acquired, Disposed of,                                          |
                                                 or Beneficially Owned                                                             |
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                          |            |          |           |                                |5.            |6.       |          |
                          |            |          |           | 4.                             |Amount of     |Owner-   |          |
                          |            |          |           | Securities Acquired (A) or     |Securities    |ship     |          |
                          |            |2A.       |3.         | Disposed of (D)                |Beneficially  |Form:    |7.        |
                          |2.          |Deemed    |Transaction| (Instr. 3, 4 and 5)            |Owned         |Direct   |Nature of |
                          |Transaction |Execution |Code       | -------------------------------|Following     |(D) or   |Indirect  |
1.                        |Date        |Date, if  |(Instr. 8) |               | (A) |          |Reported      |Indirect |Beneficial|
Title of Security         |(Month/Day/ |any(Month/|-----------|     Amount    | or  |  Price   |Transactions  |(I)      |Ownership |
(Instr. 3)                |Year)       |Day/Year) | Code  | V |               | (D) |          |(Instr. 3 & 4)|(Instr.4)|(Instr. 4)|
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                          |            |          |       |   |               |     |          |              |         |          |
                          |            |          |       |   |               |     |          |              |         |          |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  4(b)(v).

FORM 4 (continued)

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                    Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                 |
                            (e.g., puts, calls, warrants, options, convertible securities)                                         |
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               |      |        |    |      |            |                 |                       |        |9.       |10.   |      |
               |2.    |        |    |      |            |                 |                       |        |Number   |Owner-|      |
               |Con-  |        |    |      |            |                 |                       |        |of       |ship  |      |
               |ver-  |        |3A. |      |            |                 |                       |        |Deriv-   |of    |      |
               |sion  |        |De- |      |5.          |                 |7.                     |        |ative    |Deriv-|11.   |
               |or    |        |emed|      |Number of   |                 |Title and Amount       |        |Secur-   |ative |Nature|
               |Exer- |        |Exe-|      |Derivative  |6.               |of Underlying          |8.      |ities    |Secur-|of    |
               |cise  |        |cu- |4.    |Securities  |Date             |Securities             |Price   |Bene-    |ity:  |In-   |
               |Price |3.      |tion|Trans-|Acquired (A)|Exercisable and  |(Instr. 3 and 4)       |of      |ficially |Direct|direct|
               |of    |Trans-  |Date|action|or Disposed |Expiration Date  |-----------------------|Deriv-  |Owned    |(D) or|Bene- |
1.             |Der-  |action  |if  |Code  |of (D)      |(Month/Day/Year) |             |Amount   |ative   |Following|In-   |ficial|
Title of       |iva-  |Date    |any,|(Instr|(Instr. 3,  |-----------------|             |or       |Secur-  |Reported |direct|Owner-|
Derivative     |tive  |(Month/ |(MM/|8)    |4 and 5)    |Date    |Expira- |             |Number   |ity     |Trans-   |(I)   |ship  |
Security       |Secu- |Day/    |DD/ |------|------------|Exer-   |tion    |             |of       |(Instr. |action(s)|(Instr|(Instr|
(Instr. 3)     |rity  |Year)   |YY) |Code|V| (A)  | (D) |cisable |Date    |Title        |Shares   |5)      |(Instr.4)|4)    |4)    |
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Restricted     |      |        |     |   | |      |     |        |        |             |         |        |         |      |      |
Stock Units    | (1)  |12/13/02|     | A | | 9,191|     |  (1)   |  (1)   | Common Stock|   9,191 |        |  9,191  |  D   |      |
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Nonqualified   |      |        |     |   | |      |     |        |        |             |         |        |         |      |      |
Stock options  |      |        |     |   | |      |     |        |        |             |         |        |         |      |      |
(right to buy) |$78.87|12/13/02|     | A | |27,573|     |  (2)   |11/30/12| Common Stock|  27,573 |        | 27,573  |  D   |      |
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Explanation of Responses:

(1): These Restricted Stock Units vested 25% immediately upon grant, with the remaining 75% vesting on November 25, 2005, and the shares of Common Stock underlying these Restricted Stock Units will generally be deliverable, without the payment of any consideration, in January 2006.

(2): These Stock Options vested 25% immediately upon grant, with the remaining 75% vesting on November 25, 2005. These Stock Options become exercisable in January 2006 and expire on November 30, 2012.

By:  /s/ Roger S. Begelman                                  December 17, 2002
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      **Signature of Reporting Person                             Date
            Attorney-in-fact


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


       Alternatively,   this  Form  is  permitted  to  be  submitted  to  the
       Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.